Exhibit 99.3

Risk factors

The Company has significant competition in the market for news and advertising, which may reduce its advertising and circulation revenues in the future.

The Company’s primary source of revenues is advertising, followed by circulation. In recent years, the advertising industry generally has experienced a secular shift toward internet advertising and away from other traditional media. In addition, the Company’s circulation has declined over the last two years, reflecting general trends in the newspaper industry including consumer migration toward the internet and other media for news and information. With the continued development of alternative forms of media technologies, the Company faces increasing competition from other online sources for both advertising and circulation revenues. This competition has intensified as a result of the continued developments of digital media technologies. Distribution of news, entertainment and other information over the internet, as well as through mobile phones and other devices, continues to increase in popularity. These technological developments are increasing the number of media choices available to advertisers and audiences. As media audiences fragment, we expect advertisers to allocate larger portions of their advertising budgets to digital media. This increased competition has had and is expected to continue to have an adverse effect on the Company’s business and financial results, including negatively impacting revenues and margins.

Weak general economic and business conditions subject the Company to risks of declines in advertising revenues.

The United States economy is undergoing an extended period of economic uncertainty, which has caused, among other things, a general tightening in the credit markets, limited access to the credit markets, lower levels of liquidity, increases in the rates of default and bankruptcy, lower consumer and business spending, and lower consumer net worth. The resulting pressure on the labor and retail markets and the downturn in consumer confidence have weakened the economic climate in all of the markets in which the Company does business and have had and are expected to continue to have an adverse effect on the Company’s advertising revenues. Classified advertising revenues have continued to decline since late 2006 and advertising results declined across the board in 2008, through the third quarter of 2009 and into the fourth quarter of 2009. To the extent these economic conditions continue or worsen, the Company’s business and advertising revenues will be adversely affected, which could negatively impact the Company’s operations and cash flows and the Company’s ability to meet the covenants in our existing credit agreement. In addition, seasonal variations in consumer spending cause our quarterly advertising revenues to fluctuate. Second and fourth quarter advertising revenues are typically higher than first and third quarter advertising revenues, reflecting the slower economic activity in the winter and summer and the stronger fourth quarter holiday season. If general economic conditions and other factors cause a decline in revenues, particularly during the second or fourth quarters, we may not be able to grow or maintain our revenues for the year which would have an adverse effect on the Company’s business and financial results.

Circulation declines could adversely affect our circulation and advertising revenues.

Our advertising and circulation revenues are affected by circulation and readership levels of our newspapers. In recent years, newspapers have experienced difficulty maintaining or increasing print circulation levels because of a number of factors, including:

•	increased competition from other publications and other forms of media technologies available in our various markets, including the internet and other new media formats that are often free for users;

•	continued fragmentation of media audiences;

•	a growing preference among some consumers to receive all or a portion of their news other than from a newspaper;

•	increased subscription and newsstand rates; and

•	declining discretionary spending by consumers affected by negative economic conditions.

These factors could also affect our ability to institute circulation price increases for our print products. A prolonged reduction in circulation would have a material adverse effect on our advertising revenues. To maintain our circulation base, we may be required to incur additional costs, and we may not be able to recover these costs through circulation and advertising revenues.

If management is unable to execute cost-control measures successfully, total operating costs may be greater than expected, which may adversely affect the Company’s profitability.

Given general economic and business conditions and the Company’s recent operating results, the Company has taken steps to lower operating costs by reducing workforce and implementing general cost-control measures. If the Company does not achieve its expected savings from these initiatives or if operating costs increase as a result of these initiatives, total operating costs may be greater than anticipated. Although management believes that appropriate steps have been taken and are being taken to implement cost-control efforts, such efforts may affect the Company’s business and its ability to generate future revenue. Significant portions of the Company’s expenses are fixed costs that neither increase nor decrease proportionately with revenues. As a result, management is limited in its ability to reduce costs in the short term. If these cost-control efforts do not reduce costs sufficiently, income from continuing operations may continue to decline.

The collectability of accounts receivable under current adverse economic conditions could deteriorate to a greater extent than provided for in the Company’s financial statements.

Recessionary conditions in the U.S have increased the Company’s exposure to losses resulting from the potential bankruptcy of the Company’s advertising customers. The recession could also impair the ability of those with whom the Company does business to satisfy their obligations to the Company even if they do not file for bankruptcy. As a result, the Company’s results of operations may continue to be adversely affected. The Company’s accounts receivables are stated at net estimated realizable value and the Company’s allowance for doubtful accounts has been determined based on several factors, including the aging of accounts receivables and evaluation of significant individual credit risk accounts. If such collectability estimates prove inaccurate, adjustments to future operating results could occur.

The economic downturn and the decline in the price of the Company’s publicly traded stock may result in goodwill and masthead impairment charges.

The Company recorded masthead impairment charges of $59.6 million in 2008 and $3.0 billion of goodwill and masthead impairment charges in 2007 reflecting the economic downturn and the decline in the price of the Company’s publicly traded common stock. Should general economic, market or business conditions continue to decline, and continue to have a negative impact on the Company’s stock price, the Company may be required to record additional impairment charges.

The Company has $1.9 billion in total consolidated debt, which subjects the Company to significant interest rate and credit risk.

As of September 27, 2009, the Company and the guarantors had approximately $1.9 billion in total indebtedness outstanding. This level of debt increases the Company’s vulnerability to general adverse economic and industry conditions. Debt service costs are subject to interest rate changes as well as any changes in the Company’s leverage ratio (ratio of debt to operating cash flow as defined in the Company’s existing credit agreement with its banks). Higher leverage ratios could increase the level of debt service costs and also affect the Company’s future ability to refinance maturing debt, or the ultimate structure of such refinancing. In addition, the Company’s credit ratings could affect its ability to refinance its debt. On June 30, 2009, Standard & Poor’s lowered its corporate credit rating on the Company to ‘CC’ from ‘CCC+’, with a negative rating outlook, and the ratings on the Company’s bonds were lowered from ‘CCC-’ to ‘C’ (including the Company’s 15.75% Senior Notes due 2014). On June 30, 2009, Moody’s lowered its corporate credit rating on the Company to ‘Caa2’ from ‘Caa1’, with a negative rating outlook, and the ratings on the Company’s unsecured bonds were lowered from ‘Caa2’ to ‘Caa3’ and Moody’s issued a “Caa1” rating on the Company’s 15.75% Senior Notes due 2014. On December 17, 2009 Moody’s changed its rating outlook to developing from negative following the Company’s announcement that it is in the process of seeking an amendment to its credit facility.

Potential disruptions in the credit markets could adversely affect the availability and cost of short-term funds for liquidity requirements, and could adversely affect the Company’s access to capital or to obtain financing at reasonable rates and its ability to refinance existing debt at reasonable rates or at all.

If internal funds are not available from the Company’s operations, the Company may be required to rely on the banking and credit markets to meet its financial commitments and short-term liquidity needs. Future disruptions in the capital and credit markets, as were experienced during 2008 and 2009, could adversely affect the Company’s ability to access additional funds in the capital markets or draw on its existing senior secured revolving credit facility. Although the Company believes that its operating cash flow and current access to capital and credit markets, including funds from its existing credit agreement, will give it the ability to meet its financial needs for the foreseeable future, there can be no assurance that continued or increased volatility and disruption in the capital and credit markets will not impair the Company’s liquidity. If this should happen, any alternative credit arrangements may not be put in place without a potentially significant increase in the Company’s cost of borrowing.

No assurance can be given that we will be able to refinance our indebtedness on attractive terms or at all.

Covenants in the agreements governing our existing debt agreements, including our existing credit agreement, or agreements we may enter into in the future restrict our business in many ways.

The existing credit agreement contains various covenants that limit, subject to certain exceptions, our ability and/or our restricted subsidiaries’ ability to, among other things:

•	incur or assume liens or additional debt or provide guarantees in respect of obligations of other persons;

•	issue redeemable stock and preferred stock;

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pay dividends or make distributions on capital stock, repurchase, redeem or make payments on capital stock or prepay, repurchase, redeem, retire, defease, acquire or cancel any of the Company’s existing notes or debentures prior to the stated maturity thereof;

•	make loans, investments or acquisitions;

•	enter into agreements that restrict distributions from our subsidiaries;

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create or permit restrictions on the ability of our subsidiaries to pay dividends or make other distributions to us or to guarantee our debt, limit our or any of our subsidiaries’ ability to create liens, or that require the grant of a lien to secure an obligation if a lien is granted to secure another obligation;

•	sell assets and capital stock of our subsidiaries;

•	enter into certain transactions with affiliates;

•	sell, transfer, license, lease or dispose of our or our subsidiaries’ assets; and

•	dissolve, liquidate, consolidate or merge with or into, or sell substantially all the assets of us and our subsidiaries, taken as a whole, to, another person.

The restrictions contained in our existing credit agreement and other agreements governing our debt could adversely affect our ability to:

•	finance our operations;

•	make needed capital expenditures;

•	make strategic acquisitions or investments or enter into alliances;

•	withstand a future downturn in our business or the economy in general;

•	engage in business activities, including future opportunities, that may be in our interest; and

•	plan for or react to market conditions or otherwise execute our business strategies.

A breach of any of these covenants could result in a default under the existing credit agreement or other agreements governing our debt. Further, additional indebtedness that we incur in the future may subject us to further covenants. Our failure to comply with these covenants could result in a default under the agreements governing the relevant indebtedness. If a default under any such debt agreement is not cured or waived, the default could result in the acceleration of debt under our debt agreements that contain cross-acceleration or cross-default provisions, which could require us to repurchase or repay debt prior to the date it is otherwise due and that could adversely affect our financial condition.

Our ability to comply with covenants contained in such debt agreements may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Even if we are able to comply with all of the applicable covenants, the restrictions on our ability to manage our business in our sole discretion could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that we believe would be beneficial to us. In addition, our obligations under the existing credit agreement are secured, on a first-priority basis, and such security interests could be enforced in the event of default by the collateral agent for the existing credit agreement.

The Company requires newsprint for operations and, therefore, its operating results may be adversely affected if the price of newsprint increases.

Newsprint is the major component of the Company’s cost of raw materials. Newsprint accounted for 13.1% of McClatchy’s cash operating expenses for the first nine months of fiscal 2009 (excluding $25.1 million of costs related to restructuring). Accordingly, earnings are sensitive to changes in newsprint prices. The price of newsprint has historically been volatile and may increase as a result of various factors, including:

•	declining newsprint supply from mill closures;

•	reduction in newsprint suppliers because of consolidation in the newsprint industry;

•	paper mills reducing their newsprint supply because of switching their production to other paper grades; and

•	a decline in the financial situation of newsprint suppliers.

The Company has not attempted to hedge fluctuations in the normal purchases of newsprint or enter into contracts with embedded derivatives for the purchase of newsprint. If the price of newsprint increases materially, operating results could be adversely affected. If newsprint suppliers experience labor unrest, transportation difficulties or other supply disruptions, the Company’s ability to produce and deliver newspapers could be impaired and/or the cost of the newsprint could increase, both of which would negatively affect its operating results.

A portion of the Company’s employees are members of unions and if the Company experiences labor unrest, its ability to produce and deliver newspapers could be impaired.

If McClatchy experiences labor unrest, its ability to produce and deliver newspapers could be impaired in some locations. The results of future labor negotiations could harm the Company’s operating results. The Company’s newspapers have not endured a labor strike for decades. However, management cannot ensure that a strike will not occur at one or more of the Company’s newspapers in the future. As of September 27, 2009, approximately 5.9% of full-time and part-time employees were represented by unions. Most of the Company’s union-represented employees are currently working under labor agreements, which expire at various times through 2012. McClatchy faces collective bargaining upon the expirations of these labor agreements. Even if its newspapers do not suffer a labor strike, the Company’s operating results could be harmed if the results of labor negotiations restrict its ability to maximize the efficiency of its newspaper operations.

Under the Pension Protection Act (PPA), the Company will be required to make greater cash contributions to its defined benefit pension plans in the next several years than previously required, placing greater liquidity needs upon its operations.

The poor capital markets of 2008 that have affected all investments impacted the funds in the Company’s pension plans which had poor returns in 2008. As a result of the plans’ lower assets, the projected benefit obligations of the Company’s qualified pension plans exceeded plan assets by $575 million as of March 29, 2009. The excess of benefit obligations over pension assets is expected to give rise to an increase in required pension contributions over the next several years. The PPA funding rules are likely to require the net liability at the end of 2009 to be funded with tax deductible contributions between 2010 and 2015, with approximately $22.0 million of such net liability coming due in 2010. The amount of annual funding, while not yet known, is expected to significantly increase over the next several years. The increase in required contributions will place additional strain on the Company’s liquidity needs.

The Company has invested in certain internet ventures, but such ventures may not be as successful as expected which could adversely affect the results of operations of the Company.

The Company continues to evaluate its business and make strategic investments in digital ventures, either alone or with partners, to further its growth in its online businesses. There can be no assurances that these investments or partnerships will result in growth in advertising or will produce equity income or capital gains in future years.

If we are not successful in growing our digital businesses, our business, financial condition and prospects will be adversely affected.

Our future growth depends to a significant degree upon the development of our digital businesses. The growth and success of our digital businesses over the long term depends on various factors, including, among other things:

•	our ability to continue to increase our online audience;

•	our ability to attract advertisers to our Web sites;

•	our ability to maintain or increase the advertising rates of the inventory on our Web sites;

•	our ability to exploit new and existing technologies to distinguish our products and services from those of our competitors and developing new content, products and services; and

•	our ability to invest funds and resources in online opportunities.

If we are not successful in growing our digital businesses, our business, financial condition and prospects will be adversely affected.

Adverse results from litigation or governmental investigations can impact our business practices and operating results.

From time to time, the Company and its subsidiaries are parties to litigation and regulatory, environmental and other proceedings with governmental authorities and administrative agencies. Adverse outcomes in lawsuits or investigations could result in significant monetary damages or injunctive relief that could adversely affect our operating results or financial condition as well as our ability to conduct our businesses as they are presently being conducted.